Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FIRST QUARTER FISCAL YEAR 2017 RESULTS
Revenues of $38.2 Billion for the First Quarter, a 4 Percent Increase Year-Over-Year
First Quarter GAAP Diluted EPS of $1.11 and Adjusted Diluted EPS of $1.36
Adjusted Diluted EPS Guidance Raised to $5.72 to $5.92 for Fiscal Year 2017

VALLEY FORGE, PA, January 31, 2017 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2017 first quarter ended December 31, 2016, revenue increased 4 percent to $38.2 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $1.11 for the December quarter of fiscal 2017, compared to $1.45 in the prior year quarter. Adjusted diluted EPS, which excludes items described below, increased 7.1 percent to $1.36 in the fiscal first quarter.

The Company is updating its outlook for fiscal year 2017. AmerisourceBergen expects revenues to be in the range of 6.5 percent to 8 percent growth over last fiscal year. The Company does not provide forward-looking guidance on a GAAP basis. Adjusted diluted EPS guidance has been raised from the previous expectation of $5.63 to $5.88 to a range of $5.72 to $5.92, reflecting growth of 2 percent to 5 percent versus last fiscal year.

“I am very pleased with the strong performance we delivered in the December quarter and the improved outlook and financial guidance we are providing for fiscal year 2017,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen. “AmerisourceBergen continues to execute and succeed within a challenging healthcare landscape by offering our customers the most innovative and business-critical solutions needed to drive their growth while carefully controlling operating expenses. The customer response to our services and enhanced offerings has been extremely positive and they are helping AmerisourceBergen and our customers achieve our respective business goals.”

“In the first quarter of the fiscal year, we continued to lead the market in specialty products and pharmaceutical services and to deliver excellent growth from our recent acquisitions, MWI Animal Health and PharMEDium,” Mr. Collis continued. “As we move further into 2017, we have great confidence in our unique portfolio of integrated services and the significant value we bring to pharmaceutical manufacturers and provider customers. Our consistent execution enables people to access the healthcare products they need, ultimately improving the lives of patients and delivering long-term value to all of our stakeholders.”

First Quarter Fiscal Year 2017 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$38.2B	$38.2B
Gross Profit	$1.0B	$1.1B
Operating Expenses	$638M	$578M
Operating Income	$400M	$486M
Interest Expense, Net	$37M	$35M
Tax Rate	31.9%	33.1%
Diluted Shares Outstanding	222M	222M
Diluted Earnings Per Share	$1.11	$1.36

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP quarterly results as well as its adjusted quarterly results. In the tables that follow, GAAP results and GAAP to Non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

First Quarter GAAP Quarterly Results

•
Revenue: In the first quarter of fiscal 2017, revenue was $38.2 billion, up 4.0 percent compared to the same quarter in the previous fiscal year, reflecting a 3.9 percent increase in Pharmaceutical Distribution revenue and a 5.4 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2017 first quarter was $1.0 billion, a 7.5 percent increase over the same period in the previous fiscal year, primarily driven by a $73 million decline in LIFO expense. Gross profit as a percentage of revenue was 2.72 percent, an increase of 9 basis points from the prior year quarter.

•
Operating Expenses: In the first quarter of fiscal 2017, operating expenses were $638 million, compared to $1.1 billion in the same period last fiscal year. Prior year’s operating expenses included $467 million of Warrants expense and a $49 million pension settlement charge. Operating expenses as a percentage of revenue in the fiscal 2017 first quarter were 1.67 percent, compared to 3.11 percent for the same period in the previous fiscal year.

•
Operating Income: In the fiscal 2017 first quarter, operating income was $400 million versus an operating loss of $178 million in the prior year. Operating income as a percentage of revenue was 1.05 percent in the fiscal 2017 first quarter compared to (0.49) percent in the previous fiscal year’s first quarter.

•	Interest Expense, Net: In the fiscal 2017 first quarter, net interest expense of $37 million was up 9.6 percent versus the prior year quarter due to an increase in average variable rate borrowings.

•
Tax Rate: The effective tax rate for the first quarter of fiscal 2017 was 31.9 percent. In the prior year first quarter, the Company had an income tax benefit of $541 million arising from the tax deductibility of the Warrants issued in 2013 to Walgreens Boots Alliance, Inc.

•
Diluted Earnings Per Share: Diluted earnings per share was down 23.4 percent to $1.11 in the first quarter of fiscal year 2017 compared to $1.45 in the previous fiscal year’s first quarter, driven primarily by the decrease in net income.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the first quarter of fiscal year 2017 were 222 million, a 2.1 percent decline versus the prior fiscal year first quarter due to share repurchases, net of stock option exercises.

Definition of Adjusted (Non-GAAP) Results

The comments below compare adjusted results, which exclude:

•	Warrants expense;

•	Gain from antitrust litigation settlements;

•	LIFO expense;

•	Acquisition-related intangibles amortization;

•	Employee severance, litigation and other expenses; and a

•	Pension settlement.

In addition, we previously issued $600 million of 1.15 percent senior notes due in May 2017 to fund our initial special share repurchase program. The interest expense incurred relating to this borrowing is excluded from the Non-GAAP presentation. AmerisourceBergen also calculated its adjusted earnings per share for each period in fiscal year 2016 using an adjusted diluted weighted average share count.

First Quarter Adjusted (Non-GAAP) Results

•
Revenue: In the first quarter of fiscal 2017, revenue was $38.2 billion, up 4.0 percent compared to the same quarter in the previous fiscal year, reflecting a 3.9 percent increase in Pharmaceutical Distribution revenue and a 5.4 percent increase in revenue within Other.

•
Adjusted Gross Profit: Gross profit in the fiscal 2017 first quarter was $1.1 billion, a 1.0 percent increase over the same period in the previous year, driven by the business units within Other. Gross profit as a percentage of revenue was 2.79 percent, a decrease of 8 basis points from the prior year quarter.

•
Adjusted Operating Expenses: In the first quarter of fiscal 2017, operating expenses were $578 million, relatively flat compared to the same period in the last fiscal year. An increase in operating expenses within Other was offset by a decline in Pharmaceutical Distribution operating expenses. Operating expenses as a percentage of revenue in the fiscal 2017 first quarter were 1.52 percent, compared to 1.57 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2017 first quarter, operating income of $486 million was up 2 percent versus the prior year, driven by the increase in adjusted gross profit. Operating income as a percentage of revenue decreased 3 basis points to 1.27 percent in the fiscal 2017 first quarter compared to the previous fiscal year’s first quarter.

•
Adjusted Interest Expense, Net: In the fiscal 2017 first quarter, net interest expense of $35 million was up 10.2 percent versus the prior year quarter due to an increase in average variable rate borrowings.

•
Adjusted Tax Rate: The effective tax rate for the first quarter of fiscal 2017 was 33.1 percent, down from 34.6 percent in the previous fiscal year’s first quarter, reflecting a rate benefit resulting from the favorable impact of growth in the Company’s international businesses.

•
Adjusted Diluted Earnings Per Share: Diluted earnings per share was up 7.1 percent to $1.36 in the first quarter of fiscal year 2017 compared to $1.27 in the previous fiscal year’s first quarter, driven primarily by the increase in operating income, a lower tax rate and a lower number of adjusted diluted shares outstanding.

•
Adjusted Diluted Shares Outstanding: Diluted weighted average shares outstanding for the first quarter of fiscal year 2017 were 222 million, a 3 percent decline versus the prior fiscal year first quarter due to purchases made under our share repurchase programs.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation (ABDC) and AmerisourceBergen Specialty Group (ABSG). Other includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Segment

Pharmaceutical Distribution revenue was $36.6 billion, an increase of 3.9 percent compared to the same quarter in the prior fiscal year. ABDC revenue increased 3.6 percent, due primarily to organic sales growth. ABSG revenue increased 10.3 percent, driven by overall strong performance, especially in the sale of oncology products, including to community oncologists, and increased sales in the Company’s third-party logistics business. Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue. Total intrasegment revenue was $2.2 billion and $1.7 billion in the quarters ended December 31, 2016 and 2015, respectively.

Segment operating income of $374 million in the December quarter of fiscal 2017 was down 1.9 percent compared to the same period in the previous fiscal year as a decline in gross profit was partially offset by a decline in operating expenses.

Other

Revenue in Other was $1.7 billion in the first quarter of fiscal 2017, an increase of 5.4 percent compared to the same period in the prior fiscal year as business unit revenue increased at ABCS, MWI and World Courier. Operating income in Other increased 17.4 percent to $112 million in the first quarter of fiscal 2017. This increase was primarily driven by MWI's continued strong performance and growth, and, to a lesser extent, the growth at ABCS.

Recent Company Highlights & Milestones

•
Hosted the AmerisourceBergen annual manufacturer summit, ThinkLive 2016, bringing together more than 500 leaders from pharmaceutical manufacturers to drive pharmaceutical care collaboration and innovation.

•
Made significant progress in advancing our customer experience and operational efficiency programs and capabilities, including: the launch of generic product availability at our National Distribution Center in Lockbourne, Ohio; the rollout of our Continuous Improvement process to all 26 AmerisourceBergen distribution centers; and the opening of our new Shakopee, Minnesota distribution center.

•
Renewed several key specialty pharmacy accounts and continued to be selected as the pharmaceutical services partner for a wide range of new specialty products with access through both full-line distribution and specialty distribution.

•	Completed negotiations with key pharmaceutical manufacturers to provide patient access to recently introduced biosimilar products, a differentiated new category.

Fiscal Year 2017 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2017 Expectations on an Adjusted (Non-GAAP) Basis

Based upon the strength of the Company’s performance in the first quarter of fiscal year 2017 as well as the Company’s assessment of the current market and sector landscape, AmerisourceBergen has updated its fiscal year 2017 financial guidance. The Company now expects:

•	Revenue growth in the range of 6.5 percent to 8 percent; and

•	Adjusted diluted earnings per share to be in the range of $5.72 to $5.92, compared to the previous range of $5.63 to $5.88.

These expectations, as well as the other assumptions below, do not include any potential benefit from new business from pending transactions at any of the Company’s large customers.

Additional assumptions now include:

•	Adjusted operating expense growth in the range of 4.5 percent to 6 percent, compared to the previous assumption of 6 percent to 7 percent; and

•	Adjusted operating income in the range of flat to up 4 percent, compared to the previous assumption of down slightly to up 4 percent.

AmerisourceBergen also continues to operate under the following working assumptions regarding the pharmaceutical market into its fiscal 2017 expectations:

•	Brand drug inflation in the range of 7 percent to 9 percent;

•	Generic drug deflation in the range of -7 percent to -9 percent;

•	Contributions from new generic launches similar to the prior year; and

•	No significant contributions from biosimilars.

All other previously communicated aspects of the Company’s fiscal year 2017 financial guidance and assumptions remain the same.

Conference Call

The Company will host a conference call to discuss the results at 8:30 a.m. ET on January 31, 2017. Participating in the conference call will be:

Steven H. Collis, Chairman, President & Chief Executive Officer
Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 288-0329. No access code is required. The live call will also be webcast via the Company’s website at www.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (800) 475-6701. From outside the U.S., dial (320) 365-3844. The access code for the replay is 414624.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conferences in the coming months:

•	Leerink Global Healthcare Conference in New York on February 15, 2017;

•	Raymond James Institutional Investors Conference in Orlando on March 7, 2017; and the

•	Barclays Global Healthcare Conference in Miami on March 15, 2017.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel in human and animal health. With over $145 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 19,000 people. AmerisourceBergen is ranked #12 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "will," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; changes to the customer or supplier mix; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; the disruption of AmerisourceBergen's cash flow and ability to return value to its stockholders in accordance with its past practices; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and AmerisourceBergen, including with respect to the pharmaceutical distribution agreement and/or the global sourcing arrangement; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits or other disputes relating to our distribution of controlled substances; increased federal scrutiny and qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services and any related litigation; material adverse resolution of pending legal proceedings; declining reimbursement rates for pharmaceuticals; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of PharMEDium, or the inability to capture all of the anticipated synergies related thereto; regulatory action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; declining economic conditions in the United States and abroad; financial market volatility and disruption; the loss, bankruptcy or insolvency of a major supplier; interest rate and foreign currency exchange rate fluctuations; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; changes in tax laws or legislative initiatives that could adversely affect AmerisourceBergen's tax positions and/or AmerisourceBergen’s tax liabilities or adverse resolution of challenges to AmerisourceBergen's tax positions; natural disasters or other unexpected events that affect AmerisourceBergen's operations; the impairment of goodwill or other intangible assets, resulting in a charge to earnings; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting AmerisourceBergen's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2016	% of Revenue	Three Months Ended December 31, 2015	% of Revenue	% Change

Revenue	$38,169,265		$36,709,046		4.0%

Cost of goods sold	37,131,585		35,744,169		3.9%

Gross profit [1]	1,037,680	2.72%	964,877	2.63%	7.5%

Operating expenses:
Distribution, selling, and administrative	520,547	1.36%	525,077	1.43%	(0.9)%
Depreciation and amortization	96,080	0.25%	82,962	0.23%	15.8%
Warrants	—		467,375
Employee severance, litigation, and other [2]	21,066		18,868
Pension settlement	—		48,731
Total operating expenses	637,693	1.67%	1,143,013	3.11%

Operating income (loss)	399,987	1.05%	(178,136)	(0.49)%

Other income	(123)		(310)

Interest expense, net	36,972		33,741		9.6%

Income (loss) before income taxes	363,138	0.95%	(211,567)	(0.58)%

Income tax expense (benefit)	115,892		(541,206)

Net income	$247,246	0.65%	$329,639	0.90%	(25.0)%

Earnings per share:
Basic	$1.13		$1.60		(29.4)%
Diluted	$1.11		$1.45		(23.4)%

Weighted average common shares outstanding:
Basic	218,661		206,180		6.1%
Diluted	221,979		226,718		(2.1)%
 ________________________________________

1       Includes a $28.3 million LIFO expense charge and a $1.4 million gain from antitrust litigation settlements in the three months ended December 31, 2016. Includes a $101.6 million LIFO expense charge and a $12.8 million gain from antitrust litigation settlements in the three months ended December 31, 2015.

2     Includes a $16.0 million litigation settlement and $5.0 million of other costs in the three months ended December 31, 2016. Includes $16.1 million of deal-related transaction costs (primarily related to professional fees with respect to the PharMEDium acquisition) and $2.8 million of other costs in the three months ended December 31, 2015.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$1,037,680	$637,693	$399,987	$36,972	$363,138	$115,892	$247,246	$1.11

Warrants expense [1]	—	—	—	(2,155)	2,155	821	1,334	0.01

Gain from antitrust litigation settlements	(1,395)	—	(1,395)	—	(1,395)	(531)	(864)	—

LIFO expense	28,308	—	28,308	—	28,308	10,776	17,532	0.08

Acquisition-related intangibles amortization	—	(38,229)	38,229	—	38,322	14,588	23,734	0.11

Employee severance, litigation, and other	—	(21,066)	21,066	—	21,066	8,020	13,046	0.06

Adjusted Non-GAAP	$1,064,593	$578,398	$486,195	$34,817	$451,594	$149,566	$302,028	$1.36	[2]

Adjusted Non-GAAP % changes vs. prior year period	1.0%	0.3%	2.0%	10.2%	1.4%	(3.1)%	3.7%	7.1%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.72%	2.79%
Operating expenses	1.67%	1.52%
Operating income	1.05%	1.27%
 ________________________________________

1 In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes due in May 2017. The interest expense incurred relating to this borrowing has been excluded for the non-GAAP presentation.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2015
	Gross Profit	Operating Expenses	Operating (Loss) Income	Interest Expense, Net	(Loss) Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income	Diluted Earnings Per Share

GAAP	$964,877	$1,143,013	$(178,136)	$33,741	$(211,567)	$(541,206)	$329,639	$1.45

Warrants expense [1]	—	(467,375)	467,375	(2,155)	469,530	629,189	(159,659)	(0.71)

Gain from antitrust litigation settlements	(12,791)	—	(12,791)	—	(12,791)	(4,521)	(8,270)	(0.04)

LIFO expense	101,562	—	101,562	—	101,562	35,901	65,661	0.29

Acquisition-related intangibles amortization	—	(31,210)	31,210	—	31,238	11,042	20,196	0.09

Employee severance, litigation, and other	—	(18,868)	18,868	—	18,868	6,670	12,198	0.05

Pension settlement charge	—	(48,731)	48,731	—	48,731	17,226	31,505	0.14

Adjusted Non-GAAP	$1,053,648	$576,829	$476,819	$31,586	$445,571	$154,301	$291,270	$1.27

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.63%	2.87%
Operating expenses	3.11%	1.57%
Operating (loss) income	(0.49)%	1.30%

________________________________________

1 The Company received a private letter ruling from the Internal Revenue Service in November 2015, which entitled it to an income tax deduction equal to the fair value of the Warrants on the date of exercise. As a result, the Company recognized a tax benefit adjustment of approximately $456 million, which represented the estimated tax deduction for the increase in the fair value of the Warrants from the issuance date through September 30, 2015. An additional tax benefit of approximately $173 million was recognized primarily related to the change in the fair value of the Warrants during the three months ended December 31, 2015. In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)
(In thousands)
(unaudited)

	Three Months Ended December 31,
	2016	2015

Basic shares outstanding	218,661	206,180

Stock option, restricted stock, and restricted stock unit dilution	3,318	3,858

Warrants dilution	—	16,680

GAAP diluted shares outstanding	221,979	226,718

Warrants dilution [1]	—	(16,680)

Shares repurchased under special share repurchase programs [1]	—	19,904

Non-GAAP diluted shares outstanding	221,979	229,942
 ________________________________________

1 For the non-GAAP presentation, diluted weighted average common shares outstanding for the three months ended December 31, 2015 have been adjusted to exclude the impact of the Warrants prior to their exercise and the shares repurchased under special share repurchase programs, which were established to mitigate the dilutive effect of the Warrants.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,
Revenue	2016	2015	% Change
Pharmaceutical Distribution	$36,575,967	$35,194,679	3.9%
Other	1,663,654	1,577,815	5.4%
Intersegment eliminations	(70,356)	(63,448)	10.9%

Revenue	$38,169,265	$36,709,046	4.0%

	Three Months Ended December 31,
Operating income	2016	2015	% Change
Pharmaceutical Distribution	$374,002	$381,254	(1.9)%
Other	112,206	95,565	17.4%
Intersegment eliminations	(13)	—
Total segment operating income	486,195	476,819	2.0%

Gain from antitrust litigation settlements	1,395	12,791
LIFO expense	(28,308)	(101,562)
Acquisition-related intangibles amortization	(38,229)	(31,210)
Warrants expense	—	(467,375)
Employee severance, litigation, and other	(21,066)	(18,868)
Pension settlement	—	(48,731)

Operating income (loss)	$399,987	$(178,136)

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.06%	2.19%
Operating expenses	1.04%	1.11%
Operating income	1.02%	1.08%

Other
Gross profit	18.60%	17.85%
Operating expenses	11.85%	11.80%
Operating income	6.74%	6.06%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.72%	2.63%
Operating expenses	1.67%	3.11%
Operating income (loss)	1.05%	(0.49)%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.79%	2.87%
Operating expenses	1.52%	1.57%
Operating income	1.27%	1.30%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP
Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2016	2016
ASSETS

Current assets:
Cash and cash equivalents	$1,791,134	$2,741,832
Accounts receivable, net	9,696,200	9,175,876
Merchandise inventories	11,414,771	10,723,920
Prepaid expenses and other	176,651	210,219
Total current assets	23,078,756	22,851,847

Property and equipment, net	1,630,741	1,530,682
Goodwill and other intangible assets	8,914,299	8,959,346
Other long-term assets	295,476	295,626

Total assets	$33,919,272	$33,637,501

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$24,172,341	$23,926,320
Other current liabilities	1,370,417	1,354,049
Total current liabilities	25,542,758	25,280,369

Long-term debt	3,527,353	3,576,493

Other long-term liabilities	2,732,604	2,651,235

Stockholders’ equity	2,116,557	2,129,404

Total liabilities and stockholders’ equity	$33,919,272	$33,637,501

 AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2016	2015

Operating Activities:
Net income	$247,246	$329,639
Adjustments to reconcile net income to net cash (used in) provided by operating activities [1]	200,402	113,991
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(536,937)	(76,261)
Merchandise inventories	(713,553)	(1,187,858)
Accounts payable	247,814	1,623,290
Other	124,673	(51,187)
Net cash (used in) provided by operating activities	(430,355)	751,614

Investing Activities:
Capital expenditures	(137,282)	(90,110)
Cost of acquired companies, net of cash acquired	(1,497)	(2,726,632)
Net (purchase of) proceeds from sales of investments in available-for-sale securities	(19,958)	47,693
Other	1,880	(3,438)
Net cash used in investing activities	(156,857)	(2,772,487)

Financing Activities:
Net (repayments) borrowings	(52,129)	1,008,544
Purchases of common stock [2]	(229,928)	(118,575)
Exercises of stock options	10,229	33,980
Cash dividends on common stock	(80,169)	(71,199)
Other	(11,489)	(21,229)
Net cash (used in) provided by financing activities	(363,486)	831,521

Decrease in cash and cash equivalents	(950,698)	(1,189,352)

Cash and cash equivalents at beginning of period	2,741,832	2,167,442

Cash and cash equivalents at end of period	$1,791,134	$978,090

________________________________________

1 Adjustments include a LIFO expense charge of $28.3 million for the three months ended December 31, 2016 and a LIFO expense charge of $101.6 million and non-cash Warrants expense of $467.4 million for the three months ended December 31, 2015.

2 Includes purchases made under special share repurchase programs totaling $118.6 in the three months ended December 31, 2015.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) adjusted gross profit; (ii) adjusted operating expenses; (iii) adjusted operating income; (iv) adjusted interest expense, net; (v) adjusted tax rate; (vi) adjusted diluted earnings per share; and (vii) adjusted diluted shares outstanding. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance as such items are outside the control of the Company or due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements and LIFO expense because the Company cannot control the amounts recognized or timing of these items. Management believes that this non-GAAP financial measure is useful to investors because it provides a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of class action lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•
Adjusted operating expenses: Adjusted operating expenses is a non-GAAP financial measure that excludes Warrants expense, acquisition-related intangibles amortization, employee severance, litigation, and other expenses, and a pension settlement charge. The Warrants expense related to changes in the fair value of warrants, which we issued in March 2013 (the “Warrants”) to wholly-owned subsidiaries of Walgreens Boot Alliance, Inc., prior to their exercise in fiscal 2016. We believe that this adjustment was useful to investors because the Warrants did not relate to the Company’s ongoing business performance. In addition, Warrants expense is a non-cash item, and the Company did not control and could not predict the change in the fair value of the Warrants prior to their exercise. The acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to non-recurring organizational restructuring. We exclude the amount of litigation settlements and other expenses that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance. We excluded the $47.6 million charge related to the settlement of benefits under our salaried defined benefit pension plan because this charge was unusual, non-recurring and non-cash in nature.

•
Adjusted operating income: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted interest expense, net: Adjusted interest expense is a non-GAAP financial measure that excludes the interest expense on our $600 million of 1.15% senior notes due in May 2017 (the “2017 Notes”) that we issued to fund a special $650 million share repurchase program under which we purchased shares to reduce the dilution related to the Warrants. Management believes that this non-GAAP financial measure is useful to investors in evaluating the Company’s ongoing interest expense.

•
Adjusted diluted earnings per share: Through fiscal 2016, we adjusted the number of diluted weighted average common shares outstanding in presenting adjusted diluted earnings per share to exclude the dilutive impact of the Warrants prior to their exercise and the shares purchased under our special share repurchase programs, net of the weighted average number of shares issued related to the exercises of the Warrants. Adjusted diluted earnings per share excludes the per share impact of adjustments including Warrants expense, and the related interest expense incurred in connection with the 2017 Notes; gain from antitrust litigation settlements; LIFO expense; acquisition-related intangibles amortization; employee severance, litigation, and other; and the charge related to a pension settlement; in each case net of the tax effect calculated using the applicable effective tax rate for those items. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2017 earnings guidance as well as guidance relating to free cash flow. We define free cash flow as net cash provided by (used in) operating activities minus capital expenditures. The Company does not provide forward looking diluted earnings per share guidance on a GAAP basis because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control.

Contacts:    Keri P. Mattox
Vice President, Corporate & Investor Relations
610-576-7801
kmattox@amerisourcebergen.com

Bennett S. Murphy
Manager, Corporate & Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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